Exhibit 99.1

New Hydrogen CEO Steve Hill and Notre Dame Hydrogen Expert Explore Hybrid Energy Systems

Dr. Alex Dowling shares innovations in co-producing hydrogen and electricity for a resilient energy future

SANTA CLARITA, Calif. (October 8, 2024) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen, today announced a podcast featuring CEO Steve Hill and Dr. Alex Dowling, Associate Professor of Chemical and Biomedical Engineering at the University of Notre Dame, on the latest Hydrogen Experts Podcast. Dowling’s research focuses on leveraging systems engineering, including multiscale modeling, computing, machine learning, and data science, to address sustainable energy transitions.

Dr. Dowling discussed hybrid energy systems that co-produce hydrogen and electricity, integrating these systems with the broader U.S. energy infrastructure. He said, “Hybrid systems combine multiple energy technologies, such as batteries with wind farms, to achieve more desirable properties than each component separately.”

Currently, Dowling’s work involves hybridizing renewables with storage and solid oxide fuel cells (SOFCs) to co-produce electricity and hydrogen. He highlighted a Department of Energy-sponsored project where a nuclear power plant’s base load is supplemented by an on-site electrolyzer, producing hydrogen for the plant’s needs and offering flexibility to the grid.

Dr. Dowling further emphasized the importance of flexible energy systems to balance the increasing variability introduced by renewable energy sources. He noted that these systems could provide significant economic and operational benefits by participating in electricity markets, enhancing grid resilience. “These systems offer a way to leverage existing infrastructure and create new opportunities for innovation,” he says. “I believe we’ll see a growing trend toward these systems in the coming years, driven by market incentives and a growing need for more resilient energy infrastructure.”

In closing, Dr. Dowling shared his optimism about the future of hybrid energy systems, citing market incentives for early adopters and the critical need for innovative energy solutions. Mr. Hill and Dr. Dowling agreed on the urgency of advancing these technologies to ensure a stable and efficient energy infrastructure.

Dr. Alex Dowling is an Associate Professor of Chemical and Biomolecular Engineering at the University of Notre Dame. His research applies leveraged systems engineering, such as multiscale modeling, computing, machine learning, and data science for a wide range of challenges related to sustainable energy transitions.

Dr. Dowling is listed as Google Scholar at https://scholar.google.com/citations?user=fDiIhvAAAAAJ&hl=en.

Watch the full discussion on the NewHydrogen Podcast featuring Dr. Alex Dowling at

https://newhydrogen.com/videos/ceo-podcast/alexander-dowling-associate-professor-notre-dame.

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™ – a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, the impact on the national and local economies resulting from terrorist actions, the impact of public health epidemics on the global economy and other factors detailed in reports filed by the Company with the United States Securities and Exchange Commission.

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Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com